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AMERICAN GENERAL CORPORATION

EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

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
              For the Years Ended December 31,
               In millions, except share data                    1996           1995           1994
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Primary:
  Net income available to common stock                              $ 577          $ 545          $ 513
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  Average shares outstanding
     Common stock                                             204,805,936    204,761,037    209,125,350
     Assumed conversion of convertible preferred stock          1,601,357              -              -
     Assumed exercise of stock options                            532,311        445,389        274,313
     Assumed exercise of put contracts                                  -              -          3,394
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          Total                                               206,939,604    205,206,426    209,403,057
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  Net income per share                                             $ 2.79         $ 2.66         $ 2.45
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Fully diluted:
  Net income                                                        $ 577          $ 545          $ 513
  Plus: Net dividends on convertible preferred securities of
     subsidiary                                                        11              6              -
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  Net income available to common stock                              $ 588          $ 551          $ 513
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  Average shares outstanding
     Common stock                                             204,805,936    204,761,037    209,125,350
     Assumed conversion of convertible preferred securities
       of subsidiary                                            6,144,016      3,602,245              -
     Assumed conversion of convertible preferred stock          1,937,750              -              -
     Assumed exercise of stock options                            725,509        508,223        291,742
     Assumed exercise of put contracts                                  -              -          3,394
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          Total                                               213,613,211    208,871,505    209,420,486
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  Net income per share                                             $ 2.75         $ 2.64         $ 2.45
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                                                                                    1996 FORM 10-K   21
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